EXHIBIT 10.18
EMPLOYMENT, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with DiscLive, Inc., a Delaware corporation (the “Company”), and my receipt of the compensation now and hereafter paid to me by the Company and the Company’s agreement in Section 2(a) hereof, I agree to the following terms and conditions of this Employment, Confidential Information and Invention Assignment Agreement (this “Agreement”):

1. At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION OF EITHER THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2. Confidential Information.

(a) Company Information and Goodwill. Concurrently upon the commencement of my employment, the Company agrees and covenants to: (1) make available to me Confidential Information (hereinafter defined) of the Company that will enable me to optimize the performance of my duties to the Company; and (2) provide me with goodwill support, such as expense reimbursements in accordance with Company policy limits, Confidential Information, or contact with clients, customers or business associates, in order to help me develop goodwill for the Company. The foregoing is not contingent upon my continued employment for any length of time, but is contingent upon my full compliance with the restrictions in Sections 2 through 8 herein. I agree at all times during the term of my employment and thereafter to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or entity without written authorization of the Company’s Board of Directors, any of the Company’s Confidential Information. I understand that “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, the Company’s customers on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity, unless consented to in writing by such employer, person or entity.

DISCLIVE: Travis Hill Agreement

(c) Third Party Information. I recognize that the Company has received, and in the future will receive, from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence, and not to disclose it to any person, firm or entity or to use it, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached as Exhibit A hereto a list describing all inventions, original works of authorship, developments, improvements and trade secrets that (i) were made by me prior to my employment with the Company, (ii) belong to me, (iii) relate to the Company’s business, products or research and development or the Company’s proposed business, products or research and development and (iv) are not assigned to the Company hereunder (collectively, “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, any Prior Invention owned by me or in which I have an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or service, and to practice any method related thereto.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may, solely or jointly, conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively, “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

DISCLIVE: Travis Hill Agreement

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to the Company, and remain the Company’s sole property, at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company or its successors, assigns or nominees the sole and exclusive rights, title and interest in and to such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute, or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”), except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that I performed for the Company. I will advise the Company promptly in writing of any Invention that I believe constitutes an Other Invention and is not otherwise disclosed on Exhibit A. I agree that I will not incorporate, or permit to be incorporated, any Other Invention owned by me or in which I have an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process or service an Other Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will devote my full time and efforts to the Company and I will not engage in any other employment, occupation or consulting related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

DISCLIVE: Travis Hill Agreement

5. Solicitation of Employees. I agree that during the course of my employment and for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason (whether with or without cause, at the option of either the Company or myself, with or without notice), I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or contractors to terminate their relationship with the Company, or hire or take away such employees or contractors, or attempt to solicit, induce, recruit, encourage, hire or take away employees or contractors of the Company, either for myself or for any other person or entity.

6. Interference. I agree that during the course of my employment and for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason (whether with or without cause, at the option of either the Company or myself, with or without notice), I will not, either directly or indirectly, interfere with the Company’s relationships with any of its customers or clients whom I served or whose names became known to me during the course of my employment (“Covered Clients or Customers”). This paragraph is geographically limited to any location or place of business where a Covered Client or Customer is present and available for solicitation at that time. I acknowledge that I may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.

7. Covenant Not to Compete.

(a) I agree that during the course of my employment and for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason (whether with or without cause, at the option of either the Company or myself, with or without notice), I will not without the Company’s prior written consent, either directly or indirectly, (i) serve in any capacity that could require me to use any of the Confidential Information, goodwill or training that I received or had access to during my employment with the Company, including, without limitation, as an advisor, agent, supervisor, consultant, contractor, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s business as conducted by the Company during the course of my employment with the Company (including any customer of the Company). The foregoing covenant shall cover my activities in every part of the Territory (hereinafter defined). “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii) immediately above, the Company either (1) derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of my relationship with the Company or (2) has active plans for the introduction of such product or services in such geographic area within six (6) months of the date of the termination of my relationship with the Company. I hereby stipulate that the foregoing is a reasonable geographic area because of the scope of the Company’s operations and my activities, and that this paragraph creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to the Company and is not intended, or to be construed, as a general restraint from engaging in a lawful profession or a general covenant against competition. Further, I hereby agree that I may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.

DISCLIVE: Travis Hill Agreement

(b) I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and my obligation not to compete contained in subsection (a) above, is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. I further acknowledge that the time, geographic and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the Territory as described above.

(c) The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

8. Returning Company Documents, etc. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company or its successors or assigns, including, but not limited to, those records maintained pursuant to Section 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

9. Survival of Covenants. Each restriction set forth in Sections 2, 3, 5, 6, 7, 8 and 11 hereof shall survive the termination of my employment with Company. Further, the existence of any claim or cause of action by me against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such restrictions, and in the event an enforcement remedy is sought for my violation of any of those restrictions, the time periods provided for in Sections 5, 6 and 7 shall be extended by one day for each day that I failed to comply with the restriction at issue.

DISCLIVE: Travis Hill Agreement

10. Early Resolution Conference. I understand this Agreement to be clear and enforceable as written; however, I agree that if I should ever later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that I intend to engage in, I will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. I further agree that I will provide this notification at least fourteen (14) days before I engage in any activity that could foreseeably fall within a questioned restriction contained in this Agreement, and that my failure to comply with this requirement shall waive my right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time. All rights of both parties will be preserved if the early resolution conference requirement is complied with, even if no agreement is reached in the conference.

11. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

12. Further Assurances; No Conflict. I agree to execute any proper oath or document or verify any proper document required to carry out the terms of this Agreement. I hereby represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

13. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in this paragraph and in subsection (b) below, I agree that any dispute, claim or controversy concerning my employment or the termination of my employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Dallas, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company will pay the arbitration costs and arbitrator’s fees beyond $500, subject to a final arbitration award on who should bear costs and fees, and each of us shall separately pay our counsel fees and expenses. Except as otherwise provided above, the parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration. I understand that this paragraph does not prohibit me from filing or cooperating in a charge before a federal administrative agency without pursuing private litigation, and insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this provision.

DISCLIVE: Travis Hill Agreement

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from my breach of Sections 2, 3, 5, 6, 7 and 8 of this Agreement. Accordingly, I agree that if I breach any such Section, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement without limitation as to recovery of any and all monetary damages that the Company may incur as a result of said breach or threatened breach. Also, I understand and acknowledge that the Company may pursue any remedy available, including, without limitation, declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. I further agree that no bond or other security shall be required in obtaining such equitable relief, and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

14. Compensation. During the course of my employment with the Company, I understand and agree that as full and complete compensation for the services that I render to the Company, I will be paid (i) a bi-monthly payment of (U.S.) $2,500 (prorated for any partial period) and (ii) twenty percent (20%) of any Net Recording Profits (hereinafter defined) facilitated by me. “Net Recording Profits” means the Net Profits (hereinafter defined) generated from the sale of the Company’s products by the Company under a recording contract during the time period beginning on the date that the Company enters into that recording contract and ending at the time that the Company’s employees or agents leave the final venue at which a recording is made pursuant to that recording contract. “Net Profits” means gross revenue less associated expenses. I further understand and agree that all payments for services rendered will be payable by the Company to me on a current basis as services are rendered in accordance with regular payroll practices of the Company and that the payment of the percentage of Net Recording Profits contemplated in this paragraph, if any, will be made on a regularly scheduled pay period within thirty (30) days following the last recording made pursuant to that recording contract. I hereby understand and agree that all determinations of whether or not a recording contract was facilitated by me shall be made by the President, or in case it so elects, by the Board of Directors, of the Company and such determination shall be made in good faith.

15. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN DALLAS, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

DISCLIVE: Travis Hill Agreement

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior agreements, discussions or representations between us, whether written or oral, including, but not limited to, any representations made during my interview(s). No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company’s Chief Executive Officer or President and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. Except as expressly set forth herein, if one or more of the provisions in this Agreement are deemed void by law, including, but not limited to, the covenant not to compete in Section 7, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement, and the rights, benefits and interests hereunder, may not be assigned, transferred or pledged by me in any way. The rights of the Company hereunder may be assigned to any entity that succeeds to substantially all of the operations of the Company, including, without out limitation, by operation of law.

(e) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one and the same agreement.

15. Voluntary and Informed Acts. I hereby acknowledge and agree to each of the following items:

(a) I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b) I have carefully read this Agreement; I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c) I have had the opportunity to seek the advice of an attorney of my choice before signing this Agreement, and have either obtained such advice or do not wish to seek it.

SIGNATURE PAGE FOLLOWS

DISCLIVE: Travis Hill Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth below.

Date: April 3, 2006

COMPANY:	EMPLOYEE:

DiscLive, Inc.,
a Delaware corporation

By: /s/ ZACH BAIR	/s/ TRAVIS HILL
Name: Zach Bair	Travis Hill
Title: President

DISCLIVE: Travis Hill Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

__X__ No inventions or improvements

____    Additional Sheets Attached

Signature of Employee: /s/ TRAVIS HILL

Print Name of Employee: Travis Hill

Date: April 3, 2006

DISCLIVE: Travis Hill Agreement

A-1

EXHIBIT B

TERMINATION CERTIFICATION

I hereby certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to DiscLive, Inc. or its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I hereby certify that I have complied with all the terms of the Employment, Confidential Information and Invention Assignment Agreement signed by me, including, but not limited to, the reporting of any Inventions or Other Inventions (as such terms are defined therein).

I hereby confirm my agreements and obligations contained in Section 2 (Confidential Information), Section 4 (Conflicting Employment), Section 5 (Solicitation of Employees), Section 6 (Interference), Section 7 (Covenant Not to Compete) and Section 8 (Returning Company Documents, etc.) of the Employment, Confidential Information and Invention Assignment Agreement signed by me.

Date: _________________

(Employee’s Signature)

(Type/Print Employee’s Name)

B-1